Exhibit 99.2

FORM OF LETTER TO HOLDERS WHO ARE REGISTERED HOLDERS

DISH NETWORK CORPORATION

Subscription Rights to Purchase Shares of Class A Common Stock Offered

Pursuant to Subscription Rights

Distributed to Holders of Eligible Securities of DISH Network Corporation

November 22, 2019

Dear Holder:

This notice is being distributed by DISH Network Corporation, a Nevada corporation (the “Company”), to all registered holders of record of shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), as well as the holders of its 2.375% Convertible Notes due 2024 and 3.375% Convertible Notes due 2026 (together, the “Convertible Notes” and, together with the Common Stock, the “Eligible Securities”), as of November 17, 2019 (the “Record Date”),1 in connection with the distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Subscription Rights”) to purchase shares of Class A Common Stock. The Subscription Rights are described in the Company’s prospectus supplement, dated November 22, 2019 (the “Prospectus Supplement” and, together with the accompanying prospectus, dated November 7, 2019, the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate 29,834,992 shares of its Class A Common Stock pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, by 5:00 p.m. Eastern Time on December 9, 2019 (the “Expiration Date”), unless extended by the Company.

As described in the accompanying Prospectus, if you are a holder of Common Stock, you will receive one Subscription Right for every 18.475 shares of Common Stock owned of record as of the Record Date. If you are a holder of Convertible Notes, you will receive one Subscription Right for every 18.475 shares of Class A Common Stock into which your Convertible Notes would be convertible (the “Common Stock Equivalents”) based on the conversion rate (as defined in the applicable indenture) in effect on the Record Date. The calculation of Common Stock Equivalents is solely for the purpose of allocating Subscription Rights in this Rights Offering. As of the date of the Prospectus Supplement, the Convertible Notes are not currently entitled to convert into shares of Class A Common Stock.

Each Subscription Right will allow the holder thereof to subscribe for one share of Class A Common at the subscription price of $33.52 per whole share of Class A Common Stock (the “Subscription Price”). Subscription Rights will be rounded down to the nearest whole number and accordingly, no fractional Subscription Rights will be issued in the Rights Offering. As an example, if you are the record holder of 1,000 shares of Common Stock or Common Stock Equivalents, as applicable, as of the Record Date, you would receive 54 Subscription Rights (rounded down to the nearest whole Subscription Right) and have the right to purchase up to 54 shares of our Class A Common Stock for $33.52 per share.

[1]	Pursuant to the normal practices of NASDAQ, we expect that NASDAQ will set an ex-rights date for shares of our currently outstanding Class A Common Stock (which we anticipate will be on or about November 25, 2019). During the period from the Record Date to the ex-rights date, our Class A Common Stock will trade with the right to receive Subscription Rights (i.e. with “due bills” for the Subscription Rights attached). After the ex-rights date, our Class A Common Stock will trade without the right to receive Subscription Rights (i.e. without “due bills” for the Subscription Rights attached).

1

Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the Rights Offering. The Subscription Rights are evidenced by rights certificates (the “Rights Certificates”).

The Subscription Rights will be transferable and are expected to trade on the NASDAQ Global Select Market (“NASDAQ”) on a “when-issued” basis under the symbol “DISHV” beginning on November 22, 2019, and on a “regular way” basis under the symbol “DISHR” beginning on November 25, 2019, until the close of trading on NASDAQ on December 9, 2019, the scheduled Expiration Date of this Rights Offering (or, if the offer is extended, on the extended Expiration Date).

Enclosed are copies of the following documents:

(1)	Prospectus;

(2)	Rights Certificate;

(3)	Instructions as to the Use of DISH Network Corporation Rights Certificates; and

(4)	Form of Notice of Guaranteed Delivery.

Your prompt action is requested. To exercise your Subscription Rights, you should properly complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Class A Common Stock subscribed for pursuant to the Subscription Rights, to the subscription agent, as indicated in the Prospectus. You may also exercise your Subscription Rights by accessing the web address printed on your Rights Certificate (the “Rights Offering Website”) and following the instructions provided therein. The subscription agent must receive the Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m. Eastern Time on the Expiration Date. All payments of the Subscription Price must be made in United States dollars for the full number of shares of Class A Common Stock for which you are subscribing by personal check drawn upon a United States bank payable to Computershare Trust Company, N.A., as subscription agent. Registered holders exercising Subscription Rights through the Rights Offering Website may also make payment by wire transfer by following the instructions on the Rights Offering Website. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners.

Additional copies of the enclosed materials may be obtained from the information agent, Georgeson, LLC. The information agent’s toll-free telephone number is (877) 278-4751.

Very truly yours,

DISH NETWORK CORPORATION

2